Exhibit (23)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-147796 on Form S-3 and Registration Statements No. 333-148993, 333-148238, 333-147450, and 333-147449 on Form S-8 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedule of Vulcan Materials Company and its subsidiary companies (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Birmingham, Alabama
March 2, 2009